CERTIFICATE OF DESIGNATION
                 RELATING TO CERTAIN RESTRICTIONS ON THE
                       ACQUISITION OF COMMON STOCK
                                   OF
                             GROSSMAN'S INC.


     GROSSMAN'S INC., a Delaware corporation (the "Corporation"), certifies that its Board of Directors, at a meeting duly called, convened and held on October 29, 1996, adopted the following resolutions in order to provide for certain limitations and restrictions upon the transfer and ownership of its Common Stock, which limitations and restrictions are not set forth in this Corporation's Restated Certificate of Incorporation but which the Board of Directors is authorized to provide for pursuant to the authority contained in Article Ninth, Paragraph I of its Restated Certificate of Incorporation:


     RESOLVED, that pursuant to Paragraphs A and I of Article
     Ninth of the Restated Certificate of Incorporation of the Company, the period of time during which the restrictions on acquisition of the Company's Common Stock contained in such Paragraph A (as heretofore modified and extended) shall apply, be and it hereby is further extended to December 31, 1999, subject to further extension or earlier termination, and to further modification, in accordance with said Paragraph I by resolution of the Board of Directors of the Company; and

     FURTHER RESOLVED, that this Board of Directors hereby determines that the foregoing extension of such restrictions is necessary to preserve the Company's Net Operating Loss Carryover and Investment Tax Credit Carryover by virtue of the amendment of the applicable provisions of the Internal Revenue Code effected by the Tax Reform Act of 1986.


     IN WITNESS WHEREOF, said Grossman's Inc. has caused this Certificate of Designation to be duly executed by its Vice President and Secretary and has caused its corporate seal to be affixed hereto, this 4th day of November, 1996.

                                   GROSSMAN'S INC.

                                   By: /s/ Richard E. Kent
                                       -------------------------
                                            Vice President
                                            and Secretary